UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 30, 2005

TRIKON TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26482	95-4054321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Ringland Way, Newport, South Wales NP18 2TA,

United Kingdom

(Address of principal executive offices, including zip code)

44-1633-414-000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2005, Trikon Technologies, Inc. (“Trikon”) entered into an Amendment and Restatement Agreement (the “Amendment”) relating to a facility agreement dated 17 July 2003 as amended by amendment letters dated 1 March 2004 and 6 September 2004 (the “Facility Agreement”) with Lloyds TSB Bank plc (“Lloyds Bank”).

The Amendment amends Trikon’s previously disclosed £5,000,000 revolving credit facility with Lloyds Bank and, among other things, extends the term of the revolving credit facility to December 31, 2005. The Amendment also lowers the minimum consolidated net worth that Trikon is required to maintain under the financial covenants contained in the Facility Agreement from $40 million to $32 million.

In addition, the Amendment provides that Trikon will pay Lloyds Bank an “Arrangement Fee” of £25,000; provided, however, that the arrangement fee may increase depending upon Trikon’s stock price.

Lloyds Bank has also agreed in a separate letter to waive any right to treat the previously announced consolidation through merger of Trikon and Aviza Technology, Inc. as an “Event of Default” under the Facility Agreement, as that term is defined therein.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the text of the actual agreement, which is attached hereto as Exhibit 10.1.

Item 8.01. Other Information

On July 7, 2005, Trikon issued a press release announcing the Amendment. A copy of the press release issued by Trikon concerning the foregoing is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

Exhibit No.	Description
10.1	Amendment and Restatement Agreement between Trikon and Lloyds TSB Bank plc

99.1	Press Release dated July 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIKON TECHNOLOGIES, INC.

By:	/s/ John Macneil
John Macneil Chief Executive Officer

Date: July 7, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment and Restatement Agreement between Trikon and Lloyds TSB Bank plc

99.1	Press Release dated July 7, 2005